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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-A/A

                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       ROBERTS PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

      New Jersey                1-1-432                     22-2429994
(State of incorporation   (Commission File Number)       (IRS Employers
  or organization)                                      Identification No.)


Meridian Center II, 4 Industrial Way West,
       Eatontown,  New Jersey                            07724
(Address of principal executive offices)              (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [_]


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class
   Name of Each Exchange on Which
to be so Registered:                Each Class is to be Registered:

PREFERRED STOCK PURCHASE RIGHTS     AMERICAN STOCK EXCHANGE


Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)
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     The undersigned registrant hereby amends Item 1 of its Registration on Form
8-A, filed on January 30, 1997 (the "Form 8-A"), by adding the information set forth below. The registrant also amends Item 2 of the Form 8-A by adding the Amendment to Rights Agreement as Exhibit 2.

Item 1.  Description of Registrant's Securities to be Registered.

Amendment to the Rights Agreement
---------------------------------

     On July 26, 1999, Shire Pharmaceuticals Group plc, a public limited company organized under the laws of England and Wales ("Parent"), Ruby Acquisition Sub Inc., a New Jersey corporation and a direct wholly-owned subsidiary of Parent ("Acquisition Sub"), and Roberts Pharmaceutical Corporation, a New Jersey corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing, among other things, the merger of Acquisition Sub with and into the Company, whereupon the Company will become a wholly-owned subsidiary of Parent.

     On July 26, 1999, immediately prior to the execution of the Merger Agreement, the Company and Continental Stock Transfer & Trust Company, as Right Agent (the "Rights Agent") entered into an amendment (the "Amendment") to the Rights Agreement dated as of December 16, 1996 (the "Rights Agreement"), between the Company and the Rights Agent. The Amendment provides, among other things, that (a) none of the Merger Agreement, the Option Agreement dated as of July 26, 1999, between the Company and Parent (the "Option Agreement") and the Shareholder Agreements, each dated as of July 26, 1999, between Parent and each of Robert A. Vukovich and Yamanouchi Group Holdings Inc., or the consummation of the transactions contemplated thereby, will cause (i) Parent, Acquisition Sub or any of their affiliates or associates to have beneficial ownership of any shares of the Company's common stock solely as a result of any such event, (ii) Parent or Acquisition Sub or any of their affiliates or associates to be deemed an "Acquiring Person" under the Rights Agreement or (iii) the "Stock Acquisition Date" or the "Distribution Date" under the Rights Agreement to occur upon any such event, and (b) the "Rights" (each of the above as defined in the Rights Agreement) will expire upon the earlier of (i) the close of business on the Final Expiration Date (as defined in the Rights Agreement), (ii) the time at which the Rights are redeemed as provided in Section 23 thereof and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement). Furthermore, the Amendment also provides that a person acquiring 10% or more of the Company's common stock will be deemed an "Acquiring Person" under the Rights Agreement.

     A copy of the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached hereto as Exhibit 2 and is incorporated herein by reference.

Item 2.    Exhibits

     The undersigned registrant hereby amends Item 2 to the Form 8-A by restating Item 2, to read as follows:
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Exhibit No.                             Description
-----------  ------------------------------------------------------------------
    (1) Rights Agreement, dated as of December 16, 1996, between the Company and Continental Stock Transfer & Trust Company, including the Amended and Restated Certificate of Incorporation of Roberts Pharmaceutical Corporation, the form of Rights Certificate and the Summary of Rights to Purchase Roberts Pharmaceutical Corporation Preferred Stock attached thereto as Exhibits A, B and C, respectively (previously filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, dated January 30, 1997, which exhibit is hereby incorporated by reference).

    (2) Amendment to Rights Agreement, dated as of July 26, 1999, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K, dated July 26, 1999, which exhibit is hereby incorporated by reference).


                                       3
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                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                              ROBERTS PHARMACEUTICAL CORPORATION



Date:  July 26, 1999          By: \s\ Anthony A. Rascio
                                  ----------------------------------
                                   Name:  Anthony A. Rascio
                                  Title:  Vice President and General Counsel



                                       4
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                                 EXHIBIT INDEX


Exhibit
--------
   1. Rights Agreement, dated as of December 16, 1996, between Roberts Pharmaceutical Corporation and Continental Stock Transfer & Trust Company, including the Amended and Restated Certificate of Incorporation of Roberts Pharmaceutical Corporation, the form of Rights Certificate and the Summary of Rights to Purchase Roberts Pharmaceutical Corporation Preferred Stock attached thereto as Exhibits A, B and C, respectively (previously filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, dated January 30, 1997, which exhibit is hereby incorporated by reference).

   2. Amendment to Rights Agreement, dated as of July 26, 1999, between Roberts Pharmaceutical Corporation and Continental Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K, dated July 26, 1999, which exhibit is hereby incorporated by reference).